EXHIBIT 4(D)

AMALGAMATION AGREEMENT

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT made as of the 29th day of August, 2005.

BETWEEN:

GLOBAL EXPRESS ENERGY INC., a body corporate incorporated under the laws of the Province of Alberta, having an office in the City of Calgary, in the Province of Alberta (hereinafter called “Global”)

OF THE FIRST PART

AND

CHALLENGER ENERGY CORP., a body corporate incorporated under the laws of Canada, having an office in the City of Calgary, in the Province of Alberta (hereinafter called “Challenger”)

OF THE SECOND PART

WHEREAS Global and Challenger intend to effect a business combination transaction whereby, among other things, Global and Challenger will amalgamate and continue as one corporation in accordance with the terms and conditions hereof;

AND WHEREAS the parties hereto intend to carry out the transactions contemplated herein pursuant to an amalgamation under the CBCA;

NOW THEREFORE IN CONSIDERATION of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS

1.1                                                                                 In this Agreement, including in the recitals, unless the context otherwise requires:

(a)                                  “ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder;

(b)                                 “Affiliate” has the meaning set out in the Applicable Laws;

(c)                                  “Agreement” means this agreement, including the recitals and all exhibits to this agreement, as amended or supplemented from time to time, and “hereby”, “hereof”, “herein”, “hereunder”, “herewith” and similar terms refer to this Agreement and not to any particular provision of this Agreement;

(d)                                 “Amalco” means the amalgamated corporation resulting from the amalgamation of Challenger and Global, which will carry on business under the name “Challenger Energy Corp.”;

(e)                                  “Amalco Options” means the options to purchase Amalco Shares pursuant to the stock option plan of Amalco to be approved at the Meeting;

(f)                                    “Amalco Shares” or “Common Shares” means the common shares of Amalco to be created and issued in connection with the Amalgamation;

(g)                                 “Amalgamation” means the amalgamation of Global and Challenger pursuant to Sections 182 and 183 of the ABCA and in accordance with the policies of the TSXV in respect of “reverse take-over” transactions, on the terms and conditions set forth in this Agreement;

(h)                                 “Applicable Laws” means applicable corporate and securities laws, regulations and rules, all policies thereunder and rules of applicable stock exchanges, including the TSXV, all securities laws, regulations and rules and all policies of the provinces of Canada, the United States Securities Act of 1933, as amended (the “1933 Act”), the United States Securities Exchange Act of 1934, as amended (the “1934 Act”), and the United States securities and “blue sky” laws and regulations;

(i)                                     “Articles of Amalgamation” means the articles of amalgamation set forth in Exhibit 1 together with such other changes or amendments thereto as are permitted hereby or otherwise agreed to by Challenger and Global;

(j)                                     “business day” means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Calgary for the transaction of banking business;

(k)                                  “CBCA” means the Canada Business Corporations Act, R.S. 1985, C-44, as amended, including the regulations promulgated thereunder;

(l)                                     “Certificate of Amalgamation” means the certificate to be issued by the Director pursuant to Subsection 185(4) of the ABCA giving effect to the Amalgamation;

(m)                               “Challenger” means Challenger Energy Corp., a corporation incorporated under the laws of Canada;

(n)                                 “Challenger Financial Statements” means the audited consolidated financial statements of Challenger prepared as at September 7, 2004;

(o)                                 “Challenger Meeting” means the annual and special meeting of the Challenger Shareholders to be called to, inter alia, consider and, if thought fit, authorize, approve and adopt the Challenger Resolution, to be held on October 28, 2005 at 10:00 a.m. (Calgary Time) (or such other time as the parties may agree) at the offices of Burnet Duckworth & Palmer LLP (or such other venue as the parties may agree);

(p)                                 “Challenger Options” means 1,750,000 outstanding options to purchase Challenger Shares at an exercise price of $0.10 per share;

(q)                                 “Challenger Resolution” means the special resolution approving the Amalgamation to be considered by the Challenger Shareholders at the Challenger Meeting;

(r)                                    “Challenger Shareholders” means the holders of Challenger Shares;

(s)                                  “Challenger Shares” means the Class ”A” voting common shares of Challenger as constituted on the date hereof;

(t)                                    “Challenger Warrants” means 500,000 Challenger common share purchase warrants, each such common share purchase warrant entitling the holder thereof to acquire one Challenger Share at an exercise price of $0.05 per share;

(u)                                 “Change of Business” means the change of business of Global from an “unclassified” issuer to an “oil and gas” issuer pursuant to the policies of the TSXV;

(v)                                 “Closing” means the completion of the Amalgamation;

(w)                               “Closing Date” means the date on which the Closing takes place, which date shall be September 30, 2005, and in any event shall be no later than November 30, 2005, unless mutually agreed between the parties in writing;

(x)                                   “control” means, with respect to control of a body corporate by a person, the holding (other than by way of security) by or for the benefit of that person of securities of that body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate (whether or not securities of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) provided that such votes, if exercised, are sufficient to elect a majority of the board of directors of the body corporate;

(y)                                 “Depositary” means: (i) for Global, Computershare Trust Company of Canada, or such other trust company as may be designated by Global, and (ii) for Challenger, Challenger itself;

(z)                                   “Director” means the director appointed pursuant to Section 260 of the CBCA;

(aa)                            “Dissenting Shareholders” means the Global Shareholders or the Challenger Shareholders, as the case may be, who exercise the right of dissent available to such holders in respect of the Global Resolution or the Challenger Resolution to be placed before the Global Shareholders and the Challenger Shareholders, respectively, at the Meetings;

(bb)                          “Effective Date” means the date shown on the Certificate of Amalgamation;

(cc)                            “Effective Time” means 12:01 p.m. on the Effective Date;

(dd)                          “Employee Obligations” means any obligations or liabilities of Global or Challenger to pay any amount to or on behalf of the officers, directors, employees or consultants of Global or Challenger, respectively, other than for salary, bonuses under their existing bonus arrangements and directors’ fees in the ordinary course, in each case in amounts consistent with historic practices and, without limiting the generality of the foregoing, Employee Obligations shall include the obligations of Global or Challenger to their respective directors, officers, or employees for severance or termination payments or any other manner of payment whatsoever (including retention bonuses) on or relating to a change of control, pursuant to any agreement or severance policy;

(ee)                            “Encumbrance” includes, without limitation, any mortgage, pledge, assignment, charge, lien, security interest, claim, trust, royalty or carried, participation, net profits or other third party interest and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(ff)                                “Global” means Global Express Energy Inc., a corporation incorporated under the laws of the Province of Alberta;

(gg)                          “Global Financial Statements” means the unaudited consolidated financial statements of Global for the year ended December 31, 2004, the audited consolidated financial statements for the years ended December 31, 2003 and 2002, and the unaudited interim financial statements for the three months ended March 31, 2005;

(hh)                          “Global Meeting” means the annual and special meeting of the Global Shareholders to be called to, inter alia, consider and, if thought fit, authorize, approve and adopt the Global Resolution, to be held on October 28, 2005 at 10:30 a.m. (Calgary Time) (or such other time as the parties may agree) at the offices of Burnet Duckworth & Palmer LLP (or such other venue as the parties may agree);

(ii)                                  “Global Public Documents” means all documents or information filed by or on behalf of Global in compliance with or intended compliance with Applicable Laws;

(jj)                                  “Global Resolution” means the special resolution approving the Amalgamation and the Change of Business to be considered by the Global Shareholders at the Global Meeting;

(kk)                            “Global Shares” means the common shares in the capital stock of Global;

(ll)                                  “in writing” means written information including documents, files, records, books and other materials made available, delivered or produced by or on behalf of a party to the other party or its agents, advisors or representatives in the course of a party conducting its due diligence review in respect of the other party between Global and Challenger, prior the date of this Agreement;

(mm)                      “Income Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c. 1 (5th Supp.), as amended, including the regulations promulgated thereunder;

(nn)                          “Information Circular” means the joint information circular - proxy statement of Global and Challenger, to be dated on or about September 30, 2005, or such other day as mutually agreed between Global and Challenger, to be mailed to Global Shareholders and Challenger Shareholders in connection with the holding of the Meetings;

(oo)                          “Letter Agreement” means the agreement in writing between Challenger and Global dated July 26, 2005, in which the terms of the Amalgamation were initially agreed to;

(pp)                          “Material Adverse Change” means any change (or any condition, event or development involving a prospective change) in the business, operations, results of operations, assets, capitalization, financial condition, licenses, permits, rights, liabilities, prospects or privileges, whether contractual or otherwise, of a party or its subsidiaries which is materially adverse to the business of that party on a consolidated basis, which shall include, in respect of each party, a determination by the other party, acting reasonably, following due investigation, that there exists (a) a material defect or deficiency in the title to the assets or properties of Challenger or Global, as applicable, or (b) a previously undisclosed Encumbrance of material significance on the assets or properties of Challenger or Global; as applicable, but “Material Adverse Change” shall not include a change resulting from (i) a matter of which the other party has been advised of in writing as of the date of this Agreement, or (ii) a change in property prices; provided however that there will not be deemed to be a Material Adverse Change unless such change or changes in aggregate relates to one or more adverse changes from a financial point of view of at least $200,000, in the case of Global or Challenger, as the case may be;

(qq)                          “Material Adverse Effect” means any effect that is, or would reasonably be expected to be, material and adverse to the business, operations or financial condition of Global or Challenger, as applicable, on a consolidated basis; but shall not include an effect resulting from a matter of which the other party has been advised of in writing as of the date of this Agreement, provided however that there will not be deemed to be a Material Adverse Effect unless such effect or effects in aggregate relates to one or more adverse effects from a financial point of view of at least $200,000, in the case of Global or Challenger, as the case may be;

(rr)                                “Meetings” means the Challenger Meeting and the Global Meeting;

(ss)                            “misrepresentation” includes any untrue statement of a material fact, any omission to state a material fact that is required to be stated and any omission to state a material fact that is necessary to be stated in order for a statement not to be misleading;

(tt)                                “person” includes any individual, partnership, firm, trust, body corporate, government, governmental body, agency or instrumentality, unincorporated body of persons or association;

(uu)                          “Private Placement” means the private placement of a minimum of 3,000,000 Challenger Shares and a maximum of 5,000,000 Challenger Shares issued at $0.25 per share, for aggregate proceeds of not less than $650,000 and not more than $1,250,000;

(vv)                          “Related Party” means any officer, director, employee or consultant of Challenger or any Challenger Subsidiary, and any associate or Affiliate of any of the foregoing persons;

(ww)                      “Shareholders” means the holders of Common Shares;

(xx)                              “Subsidiary” means, when used to indicate a relationship with another body corporate,

(i)                                     a body corporate which is controlled by (A) that other, or (B) that other and one or more bodies corporate, each of which is controlled by that other, or (C) two or more bodies corporate each of which is controlled by that other, or

(ii)                                  a subsidiary of a body corporate is the other’s subsidiary; and

(yy)                          “TSXV” means the TSX Venture Exchange, Inc.

1.2                                 The following Exhibit forms part of this Agreement:

Exhibit 1 - Articles of Amalgamation

ARTICLE 2
INTERPRETATION

2.1                                                                                 The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

2.2                                                                                 Unless the contrary intention appears, references in this Agreement to an Article, Section, Subsection, paragraph, clause, subclause, exhibit or schedule by number or letter or both refer to the article, section, subsection, paragraph, clause, subclause, exhibit or schedule, respectively, bearing that designation in this Agreement.

2.3                                                                                 In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa; words importing gender shall include all genders.

2.4                                                                                 In the event that the date on which any action is required to be taken hereunder by any of the parties is not a business day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a business day in such place.

2.5                                                                                 References in this Agreement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

2.6                                                                                 Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada.

2.7                                                                                 All representations, warranties, covenants and opinions in or contemplated by this Agreement as to the enforceability of any covenant, agreement or document are subject to enforceability being limited by applicable bankruptcy, insolvency, reorganization and other laws affecting creditors rights generally, and the discretionary nature of certain remedies (including specific performance and injunctive relief).

2.8                                                                                 All references to the date of this agreement, “the date hereof” or similar expressions or references shall mean the date listed on the face page of this Agreement, except as is expressly provided herein.

ARTICLE 3

CHALLENGER’S CLOSING CONDITIONS

3.1                                                                                 The obligations of Challenger to complete the transactions contemplated herein are subject to the fulfilment of the following conditions precedent on or before the Effective Date or such other time as is specified below:

(a)                                  Global shall have permitted Challenger and its representatives to have made such “due diligence” investigations of the assets of Global (which, for these purposes, shall include any Subsidiary or Affiliate of Global) and of its financial and legal condition as Challenger shall have considered necessary or advisable to familiarize itself with such assets and such financial and legal condition, and Challenger shall, in its sole discretion, have been satisfied with the results of its due diligence investigations of Global;

(b)                                 Global shall have continued under the CBCA, and such representations and warranties made by Global in Section 7.1 of this Agreement relating to the ABCA shall be true under the CBCA as of the Effective Date as if made on and as of such date;

(c)                                  the representations and warranties made by Global in Section 7.1 in this Agreement shall be true as of the Effective Date as if made on and as of such date (except to the extent such representation and warranty speaks as of a particular date) except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on Global. Global shall have provided to Challenger a certificate of one officer or director of Global certifying as to such matters on the Effective Date and Challenger shall have no actual knowledge to the contrary;

(d)                                 Global shall have complied in all material respects with its respective covenants in this Agreement and Global shall have provided to Challenger a certificate of one officer of Global certifying as to such compliance and Challenger shall have no actual knowledge to the contrary;

(e)                                  there shall not have occurred any actual or threatened change (including a proposal by the Minister of Finance of Canada to amend the Income Tax Act (Canada) or any announcement, governmental or regulatory initiative, condition, event or development involving a change or a prospective change) that, in the judgment of Challenger, acting reasonably, directly or indirectly, has or may have a Material Adverse Effect with respect to Global, or entities in which Global has a material interest, with respect to the regulatory regime applicable to their respective businesses and operations or with respect to consummating the Amalgamation;

(f)                                    before giving effect to the transactions contemplated by this Agreement, there shall have been no Material Adverse Change, financial or otherwise, in the assets, liabilities, business, operations, prospects, affairs, capital or financial condition of Global from that disclosed in the Global Financial Statements and the unaudited financial statements of Global for the three months ended March 31, 2005, or any occurrences or circumstances which have resulted or might reasonably be expected to result in a Material Adverse Change thereto (other than a change due to changes in general economic conditions (including commodity prices) applicable to corporations conducting business similar to that of Global);

(g)                                 the board of directors of Global shall not have changed, withdrawn or modified its endorsement of the Amalgamation, its determination that the Amalgamation is fair and in the best interests of Global and the Global Shareholders. and its recommendation that Global Shareholders vote in favour of the Amalgamation;

(h)                                 except as contemplated by this Agreement, Global shall not, from the date of the Letter Agreement to the Effective Date, without the prior written consent of Challenger, have effected or taken any steps to effect: (i) an issuance of securities; (ii) a change to its articles; (iii) a subdivision, consolidation or other change to the outstanding Global Shares; (iv) the payment of any dividend; (v) any transaction or action out of the ordinary course of its current business; (vi) the sale or purchase of any asset; or (vii) any business other than that necessary to complete the Amalgamation;

(i)                                     other than as disclosed to Challenger, Global shall not have incurred any expenses or liabilities from July 26, 2005 until the Effective Date, other than ordinary course operating expenses, or those expenses incurred in connection with the transactions contemplated by this Agreement; and

(j)                                     not more than 5% of the issued and outstanding Global Shares shall have exercised rights of dissent in relation to the Amalgamation and Global shall have provided to Challenger a certificate of an officer of Global certifying on the Effective Date the number of Global Shares in respect of which, to such officer’s knowledge, the holders thereof have exercised rights of dissent.

The foregoing conditions precedent are for the benefit of Challenger and may be waived, in whole or in part, by Challenger on behalf of itself in writing at any time. If any of the said conditions precedent shall not be complied with or waived by Challenger on or before the date required for the performance thereof, Challenger may, in addition to the other remedies it may have at law or equity, rescind and terminate this Agreement by written notice from Challenger to Global.

ARTICLE 4
GLOBAL’S CLOSING CONDITIONS

4.1                                                                                 The obligation of Global to complete the transactions contemplated herein is subject to fulfilment of the following conditions precedent on or before the Effective Date or such other time as is specified below:

(a)                                  Challenger shall have permitted Global and its representatives to have made such “due diligence” investigations of the assets of Global (which, for these purposes, shall include any Subsidiary or Affiliate of Challenger) and of its financial and legal condition as Global shall have considered necessary or advisable to familiarize itself with such assets and such financial and legal condition, and Global shall, in its sole discretion, have been satisfied with the results of its due diligence investigations of Challenger;

(b)                                 the representations and warranties made by Challenger in Section 6.1 hereof shall be true as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak to a particular date) except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on Challenger and Challenger shall have provided to Global a certificate of one officer or director of Challenger certifying as to such matters on the Effective Date and Global shall have no knowledge to the contrary;

(c)                                  Challenger shall have complied in all material respects with its covenants in this Agreement and Challenger shall have provided to Global a certificate of one officer or director certifying as to such compliance and Global shall have no actual knowledge to the contrary;

(d)                                 as of the Closing Date, the unallocated working capital of Challenger, prior to the payment of expenses related to the completion of the Amalgamation, shall not be less than $200,000;

(e)                                  there shall not have occurred any actual or threatened change (including a proposal by the Minister of Finance of Canada to amend the Income Tax Act (Canada) or any announcement, governmental or regulatory initiative, condition, event or development involving a change or a prospective change) that, in the judgment of Global, acting reasonably, directly or indirectly, has or may have a Material Adverse Effect with respect to Challenger, or entities in which Challenger has a material interest, with respect to the regulatory regime applicable to their respective businesses and operations or with respect to consummating the Amalgamation;

(f)                                    before giving effect to the transactions contemplated by this Agreement, there shall have been no Material Adverse Change, financial or otherwise, in the assets, liabilities, business, operations, prospects, affairs, capital or financial condition of Challenger from that disclosed in the Challenger Financial Statements or any occurrences or circumstances which have resulted or might reasonably be expected to result in a Material Adverse Change thereto (other than a change due to changes in general economic conditions (including commodity prices) applicable to corporations conducting business similar to that of Challenger);

(g)                                 the board of directors of Challenger shall not have changed, withdrawn or modified its endorsement of the Amalgamation, its determination that the Amalgamation is fair and in the best interests of Challenger and the Challenger Shareholders and its recommendation that Challenger Shareholders vote in favour of the Amalgamation;

(h)                                 except as contemplated by this Agreement, Challenger shall not, from the date of the Letter Agreement to the Effective Date, without the prior written consent of Global, have effected or taken any steps to effect: (i) an issuance of securities; (ii) a change to its articles; (iii) a subdivision, consolidation or other change to the outstanding Challenger Shares; (iv) the payment of any dividend; (v) any transaction or action out of the ordinary course of its current business; (vi) the sale or purchase of any asset; or (vii) any business other than that necessary to complete the Amalgamation;

(i)                                     other than as disclosed to Global, Challenger shall not have incurred any expenses or liabilities from July 25, 2005 until the Effective Date, other than ordinary course operating expenses, or those expenses incurred in connection with the transactions contemplated by this Agreement; and

(j)                                     holders of not more than 5% of the issued and outstanding Challenger Shares shall have exercised rights of dissent in relation to the Amalgamation and Challenger shall have provided to Global a certificate of an officer of Challenger certifying on the Effective Date the number of Challenger Shares in respect of which, to such officer’s knowledge, the holders thereof have exercised rights of dissent.

The foregoing conditions precedent are for the benefit of Global and may be waived, in whole or in part, by Global in writing at any time. If any of the said conditions precedent shall not be complied with or waived by Global on or before the date required for the performance thereof, Global may, in addition to the other remedies it may have at law or equity, rescind and terminate this Agreement by written notice to Challenger.

ARTICLE 5

MUTUAL CLOSING CONDITIONS

5.1                                                                                 The obligations of Global and Challenger to complete the transactions contemplated herein are subject to fulfilment of the following conditions precedent on or before the Effective Date or such other time as is specified below:

(a)                                  the Challenger Resolution and the Global Resolution shall have been passed by the Challenger Shareholders and Global Shareholders, respectively, on or before the Closing Date on terms satisfactory to each of Global and Challenger, acting reasonably, and the TSXV, duly approving the Amalgamation and, in the case of Global, the Change of Business;

(b)                                 the Amalgamation shall have become effective on or before the Closing Date;

(c)                                  the Articles of Amalgamation shall be substantially in the form attached as Exhibit 1 to this Agreement;

(d)                                 there shall be no action taken under any existing Applicable Laws or regulation, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or governmental authority or similar agency, domestic or foreign, that:

(i)                                     makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Amalgamation or any other transactions contemplated herein; or

(ii)                                  results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein; and

(e)                                  all requisite domestic and foreign regulatory approvals and consents, including, without limitation, those of the TSXV to the Amalgamation and the Change of Business, and the listing of the Common Shares issuable under the Amalgamation, and of securities regulatory authorities in respect of the Common Shares being freely tradable in Canada without restriction (other than those associated with “control block” provisions or as required by the TSXV) or applicable antitrust authorities, shall have been obtained on terms and conditions satisfactory to Challenger and Global, acting reasonably, and all applicable domestic and foreign statutory or regulatory waiting periods to the transactions contemplated under the Amalgamation, shall have expired or been terminated, and no objection or opposition shall have been filed, initiated or made by any regulatory authority during any applicable statutory or regulatory period; and

(f)                                    Challenger shall have obtained a final sponsorship report satisfactory in form and substance to both Challenger and Global, acting reasonably, and the TSXV in accordance with TSXV Policies 2.2 and 5.2.

The foregoing conditions are for the mutual benefit of Global and Challenger and may be waived, in whole or in part, by Global and Challenger together, at any time. If any of the said conditions precedent shall not be complied with or waived as aforesaid on or before the date required for the performance thereof, Global or Challenger may, in addition to the other remedies it may have at law or in equity, rescind and terminate this Agreement by written notice to the other party.

ARTICLE 6
CHALLENGER’S REPRESENTATIONS AND WARRANTIES

6.1                                                                                 Challenger hereby represents and warrants (and, as applicable, covenants) to Global as follows and acknowledges that Global is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement:

(a)                                  Challenger is a corporation duly incorporated and organized and validly existing under the laws of Canada and has the requisite corporate power and authority to own its properties and conduct its business as now owned and conducted. Challenger is duly registered to do business and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities make such registration necessary, except where the failure to be so registered or in good standing would not have a Material Adverse Effect on Challenger.

(b)                                 Challenger has the requisite corporate authority to enter into this Agreement and all agreements contemplated hereunder and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and all agreements contemplated hereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Challenger’s board of directors, and no other corporate proceedings on the part of Challenger are necessary to authorize this Agreement or any other agreement contemplated hereunder and the transactions contemplated hereby and thereby. This Agreement and all agreements contemplated hereunder have been or will be on or before the Effective Date duly executed and delivered by Challenger and constitute the legal, valid and binding obligation of Challenger (if a party thereto) enforceable against Challenger in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally, and to general principles of equity.

(c)                                  Challenger has the requisite corporate authority to enter into a farm-out agreement (the “Farm-out Agreement”) with Canadian Superior Energy Inc. (“Canadian Superior”), a participation agreement with Canadian Superior (the “Participation Agreement”) and a farm-out agreement (the “Trinidad Farm-out Agreement”) with Canadian Superior Trinidad and Tobago Ltd., a wholly-owned subsidiary of Canadian Superior, and to carry out its obligations under such agreements. The execution and delivery of the Farm-out Agreement, the Participation Agreement and the Trinidad Farm-out Agreement and the consummation of the transactions contemplated thereby have been duly authorized by Challenger’s board of directors, and no other corporate proceedings on the part of Challenger are necessary to authorize the Farm-out Agreement, the Participation Agreement and the Trinidad Farm-out Agreement and the transactions contemplated thereby. The Farm-out Agreement, the Participation Agreement and the Trinidad Farm-out Agreement have been duly executed and delivered by Challenger and constitute the legal, valid and binding obligation of Challenger enforceable against Challenger in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally, and to general principles of equity.

(d)                                 Except as previously disclosed in writing to Global, neither the execution and delivery of this Agreement or any other agreement contemplated hereunder by Challenger, the consummation of the transactions contemplated hereby and thereby nor compliance by Challenger with any of the provisions hereof and thereof will: (i) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any Encumbrance upon any of the properties or assets of Challenger under, any of the terms, conditions or provisions of (A) the constating documents of Challenger, or (B) any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other material instrument or obligation to which Challenger is a party or to it, or any of its properties or assets, may be subject or by which Challenger is bound; (ii) subject to compliance with the statutes and regulations referred to in Section 6.1(e), violate any judgement, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to Challenger (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations which, or any consents, approvals or notices which if not given or received, would not have any Material Adverse Effect on Challenger or on the ability of Challenger to consummate the transactions contemplated hereby); or (iii) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a Material Adverse Effect on Challenger.

(e)                                  Except as previously disclosed in writing to Global, and other than in connection with or in compliance with the provisions of Applicable Laws and any pre-merger notification statutes, (i) there is no legal impediment to Challenger’s consummation of the transactions contemplated by this Agreement or any agreement contemplated hereunder and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by Challenger in connection with the making or the consummation of the Amalgamation, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a Material Adverse Effect on Challenger or the ability of Challenger to consummate the transactions contemplated hereby.

(f)                                    Challenger has no subsidiaries and does not have an interest (either directly or indirectly) in any person, nor is it a party to or bound by any agreement to acquire such an interest.

(g)                                 Challenger is not a “reporting issuer” in any jurisdiction.

(h)                                 As of the date hereof and prior to the completion of the Private Placement, the authorized share capital of Challenger consists of an unlimited number of Class ”A” voting common shares, an unlimited number of Class ”B” voting common shares, an unlimited number of Class ”C” non-voting common shares and an unlimited number of preferred shares. As of the date hereof, only 15,700,000 Challenger Shares and no others are issued and outstanding.

(i)                                     No person has any agreement or option or right capable of becoming an agreement for the purchase of any of the Challenger Shares, except for the Challenger Options, the Challenger Warrants and the Challenger Shares to be issued in conjunction with the Private Placement. Other than as disclosed in the preceding sentence, there are no options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by Challenger of any shares of Challenger (including Challenger Shares) or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of Challenger (including Challenger Shares), nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of Challenger other than the Challenger

Warrants and the Challenger Options. All outstanding Challenger Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights.

(j)                                     To the best of the knowledge of Challenger, since the date of completion of the Challenger Financial Statements, there has not been any Material Adverse Change in respect of Challenger.

(k)                                  To the best of the knowledge of Challenger, all material data and information provided by Challenger to Global and its agents and representatives in connection with this Agreement or for the purposes of its “due diligence” investigations is complete and true and correct in all material respects.

(l)                                     Except (i) as disclosed or reflected in the Challenger Financial Statements, and (ii) for liabilities and obligations (A) incurred in the ordinary course of business and consistent with past practice, (B) pursuant to the terms of this Agreement, or (C) as disclosed in writing to Global prior to the date of this Agreement, Challenger has not incurred any material liabilities of any nature, whether accrued, contingent or otherwise or which would be required by generally accepted accounting principles applicable in Canada to be reflected on a consolidated balance sheet of Challenger as of the date hereof.

(m)                               Challenger’s has no Employee Obligations;

(n)                                 other than the engagement of Acumen Capital Partners as sponsor to the Amalgamation in accordance with the policies of the TSXV, Challenger has not retained nor will it retain any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any transaction presently ongoing or contemplated.

(o)                                 Since the date of the Letter Agreement, Challenger has not taken any action that would be in violation of Section 8.1 hereof if such provision had been in effect since such date, other than violations which would not have any Material Adverse Effect on the business, operations or financial condition of Challenger and would not materially affect Challenger’s ability to consummate the transactions contemplated hereby.

(p)                                 Challenger will during the term of this Agreement deliver to Global as soon as reasonably practicable, true and complete copies of any report or statement filed by it with any securities authority under Applicable Laws subsequent to the date hereof. As of their respective dates, such reports and statements (excluding any information therein provided by Global, as to which Challenger makes no representation) (i) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) will comply in all material respects with all Applicable Laws. The Challenger Financial Statements issued by Challenger or to be included in such reports and statements (excluding any information therein provided by Global, as to which Challenger makes no representation) will be prepared in accordance with generally accepted accounting principles in Canada (except in the related report of Challenger’s independent accountants), and will present fairly the financial position, results of operations and changes in financial position of Challenger as of the dates thereof and for the periods indicated therein.

(q)                                 The corporate records and minute books of Challenger have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects.

(r)                                    Except as set forth or specifically reflected in any document disclosed in writing to Global prior to the date hereof, there is no claim, action, proceeding or investigation pending or, to the knowledge of Challenger, threatened against or relating to Challenger or affecting any of its properties or assets before any court or governmental or regulatory authority or body that, if adversely determined, is likely to have a Material Adverse Effect on Challenger or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Amalgamation, nor is Challenger aware of any basis for any such claim, action, proceeding or investigation. Challenger is not subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect on Challenger or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Amalgamation.

(s)                                  Except as has been disclosed to Global in writing prior to the date hereof, to the knowledge and belief of Challenger:

(i)                                     Neither Challenger nor its properties are in material violation of any applicable federal, provincial, municipal or local laws, regulations, orders, government decrees or ordinances with respect to environmental, health or safety matters (collectively, “Environmental Laws”);

(ii)                                  Challenger has operated its business at all times and has received, handled, used, stored, treated, shipped and disposed of all contaminants without material violation of Environmental Laws;

(iii)                               there have been no releases, deposits or discharges, in material violation of Environmental Laws, of any hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water or any municipal or other sewer or drain water systems by Challenger; and

(iv)                              no material orders, directions or notices have been issued and remain outstanding pursuant to any Environmental Laws relating to the business or assets of Challenger other than abandonment and similar notices issued in connection with the normal course of business of Challenger.

(t)                                    Challenger is the absolute beneficial owner of, and has good and marketable title in fee simple to its assets and properties, free and clear of any and all Encumbrances, except for as disclosed previously to Global:

(u)                                 To the knowledge of Challenger:

(i)                                     there are no outstanding work orders, non-compliance orders, deficiency notices or other such notices relative to any of its properties, which have been issued by any regulatory authority, environment, labour, health or other governmental authorities or agencies;

(ii)                                  there are no matters under discussion between Challenger and any such department or authority relating to work orders, non-compliance orders, deficiency notices or other such notices; and

(iii)                               no amounts are owing by Challenger in respect of any of its properties to any governmental authority or public utility, other than current accounts which are not in arrears.

(v)                                 Policies of insurance in force as of the date hereof naming Challenger as an insured adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of Challenger as would be customary in respect of the businesses carried on by Challenger. All such policies of insurance shall remain in force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated hereby or by Amalgamation.

(w)                               Other than as disclosed in writing to Global prior to the date hereof, Challenger:

(i)                                     has no defined benefit plans or other employee benefit plans, and has not made any promises with respect to increased benefits under such plans;

(ii)                                  except as otherwise disclosed herein, is not a party to any agreement to provide any Challenger Shares or other Challenger securities (including any securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire Challenger Shares) or to provide any options to acquire Challenger Shares or any other Challenger securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Challenger Shares to any person.

(x)                                   Challenger is not aware of any defects, failures or impairments in the title of Challenger to its oil and gas properties or facilities, which in aggregate could have a Material Adverse Effect on Challenger, or the anticipated cash flow of Challenger.

(y)                                 The head office of Challenger is located at 3300, 400 — 3rd Avenue S.W., Calgary, Alberta, T2P 4H2. The records office where its books and records are kept is located at 1400, 350 — 7th Avenue S.W., Calgary, Alberta, T2P 3N9.

(z)                                   Except as disclosed in writing to Global prior to the date hereof, there is no non-competition, exclusivity or other similar agreement, commitment or understanding in place, whether written or oral, to which Challenger, or, to the knowledge of Challenger, any director, officer, employee or consultant or any Affiliate of such persons is a party or is otherwise bound that would now or hereafter, in any way limit the business or operations of Challenger:  (a) in a particular manner or to a particular locality or geographic region, or (b) for a limited period of time.

(aa)                            The execution, delivery and performance of this Agreement do not and will not result in the restriction of Challenger from engaging in its business or from competing with any person or in any geographical area and do not and will not result in a Material Adverse Effect on its business or trigger or cause to arise any rights of any person under any contract or arrangement to restrict any of the foregoing from engaging in the business currently carried on by Challenger.

(bb)                          The board of directors of Challenger, upon consultation with its advisors, has determined that the Amalgamation is fair to the Challenger Shareholders, that the Amalgamation is in the best interests of Challenger and Challenger Shareholders, has unanimously approved the Amalgamation and the entering into of this Agreement and will unanimously recommend that Challenger Shareholders vote in favour of the Amalgamation.

(cc)                            All offers and sales of securities in the capital of Challenger including, without limitation, the Challenger Shares have been made in compliance with Applicable Laws.

(dd)                          Challenger has conducted and is conducting its business in compliance in all material respects with all Applicable Laws, rules and regulations requirements of any governmental or regulatory bodies applicable to Challenger in each jurisdiction in which it carries on business and holds all licences, registrations and qualifications material to its business and assets in all jurisdictions in which it carries on business which are necessary or desirable to carry on the business of Challenger, as now conducted, and where the failure to so conduct business or be in such compliance would have a Material Adverse Effect on Challenger and none of such licences, registrations or qualifications contains any burdensome term, provision, condition or limitation which has or is likely to have any Material Adverse Effect on Challenger.

(ee)                            All information relating to Challenger in the Information Circular shall be true and complete in all material respects and shall not contain any misrepresentation.

ARTICLE 7
GLOBAL’S REPRESENTATIONS AND WARRANTIES

7.1                                                                                 Global hereby represents and warrants (and, as applicable, covenants) to Challenger as follows and acknowledges that Challenger is relying upon these representations and warranties in connection with the entering into of this Agreement:

(a)                                  Global is a corporation duly incorporated and organized and validly existing under the laws of Alberta and has the requisite corporate power and authority to own its properties and conduct its business as now owned and conducted. Global is duly registered to do business only in Alberta;

(b)                                 Global has the requisite corporate authority to enter into this Agreement and all agreements contemplated hereunder and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and all agreements contemplated hereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Global’s board of directors, and no other corporate proceedings on the part of Global are necessary to authorize this Agreement or any other agreement contemplated hereunder and the transactions contemplated hereby and thereby. This Agreement and all agreements contemplated hereunder have been or will be on or before the Effective Date duly executed and delivered by Global and constitute the legal, valid and binding obligation of Global (if a party thereto) enforceable against Global in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally, and to general principles of equity.

(c)                                  Except as previously disclosed in writing to Challenger, neither the execution and delivery of this Agreement or any other agreement contemplated hereunder by Global, the consummation of the transactions contemplated hereby and thereby nor compliance by Global with any of the provisions hereof and thereof will: (i) violate, conflict with, or result in breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in a creation of any Encumbrance upon any of the properties or assets of Global under, any of the terms, conditions or provisions of (A) the constating documents of Global or (B) any note, bond, mortgage, indenture, loan agreement, deed of trust, agreement, lien, contract or other material instrument or obligation to which Global is a party or to it, or any of its properties or assets, may be subject or by which Global is bound; (ii) subject to compliance with the statutes and regulations referred to in Section 7.1(d), violate any judgement, ruling, order, writ, injunction, determination, award, decree, statute, ordinance, rule or regulation applicable to Global (except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations which, or any consents, approvals or notices which if not given or received, would not have any Material Adverse Effect on Global or on the ability of Global to consummate the transactions contemplated hereby); or (iii) cause the suspension or revocation of any authorization, consent, approval or license currently in effect which would have a Material Adverse Effect on Global.

(d)                                 Except as previously disclosed in writing to Challenger, other than in connection with or in compliance with the provisions of Applicable Laws, the rules of the TSXV and any pre-merger notification statutes, (i) there is no legal impediment to Global’s consummation of the transactions contemplated by this Agreement  or any agreements contemplated hereunder and (ii) no filing or registration with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary by Global in connection with the making or the consummation of the Amalgamation, except for such filings or registrations which, if not made, or for such authorizations, consents or approvals, which, if not received, would not have a Material Adverse Effect on the ability of Global to consummate the transactions contemplated hereby.

(e)                                  Global is a “reporting issuer” in British Columbia and Alberta and is in material compliance with all Applicable Laws; provided, however, that Global is late in holding its annual shareholders’ meeting for 2004.

(f)                                    The Global Shares are listed and posted for trading on the NEX board of the TSXV.

(g)                                 As of the date hereof, the authorized capital of Global consists of an unlimited number of Global Shares. As of the date hereof 1,586,874 Global Shares are issued and outstanding.

(h)                                 No person has any agreement or option or right capable of becoming an agreement for the purchase of any of the Challenger Shares, except for an aggregate of up to 300,000 Global Shares (or Global Shares and warrants to purchase Global Shares) issuable to John Mackay on conversion of certain outstanding debts of Global in the approximate aggregate amount of $30,000. Other than as disclosed in the preceding sentence, as of the date hereof, there are no options, warrants or other rights, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by Global of any Global Shares of or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any Global Shares nor are there any outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or other attribute of Global. All outstanding Global Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Global Shares to be issued in connection with the Amalgamation will be duly authorized and validly issued, fully paid and non-assessable.

(i)                                     Since the date of completion of the March 31, 2005 unaudited financial statements of Global, there has not been any Material Adverse Change with respect to Global.

(j)                                     To the best of the knowledge of Global, all material data and information provided by Global to Challenger and its agents and representatives in connection with this Agreement or for the purposes of its “due diligence” investigations  is complete and true and correct in all material respects.

(k)                                  Except (i) as disclosed or reflected in the Global Financial Statements, and (ii) for liabilities and obligations (A) incurred in the ordinary course of business and consistent with past practice, (B) pursuant to the terms of this Agreement, or (C) as disclosed in the Global Public Documents or writing to Challenger prior to the date of this Agreement, Global has not incurred any material liabilities of any nature, whether accrued, contingent or otherwise or which would be required by generally accepted accounting principles applicable in Canada to be reflected on the balance sheet of Global as of the date hereof.

(l)                                     Global does not have Employee Obligations.

(m)                               Since December 31, 2004 and except as disclosed in the Global Public Documents, Global has not taken any action that would be in violation of Section 9.1 if such provision had been in effect since such date, other than violations which would not have any Material Adverse Effect on Global and would not materially affect Global’s ability to consummate the transactions contemplated hereby.

(n)                                 Global will post to SEDAR a true and complete copy of the Information Circular relating to the Global Meeting and Global has posted to SEDAR true and complete copies of; (i) Global’s Information Circular relating to Global’s 2003 annual meeting of Shareholders and (ii) all prospectus or other offering documents used by Global in the offering of its securities or filed with securities authorities since December 31, 2004. As of their respective dates, such documents (including all exhibits and schedules thereto and documents incorporated by reference therein) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with Applicable Laws. The audited financial statements and unaudited interim financial statements of Global publicly issued by Global, posted to SEDAR were prepared in accordance with generally accepted accounting principles in Canada (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Global’s independent accountants, or (ii) in the case of unaudited interim financial statements), and fairly present the financial position, results of operations and changes in financial position of Global as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

(o)                                 Global will during the term of this Agreement deliver to Challenger, as soon as reasonably practicable, true and complete copies of any report or statement filed by it with any securities regulatory body subsequent to the date hereof. As of their respective dates, such reports and statements (excluding any information therein provided by Challenger as to which Global make no representation) (i) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) will comply in all material respects with all Applicable Laws. The financial statements of Global issued by Global or to be included in such reports and statements (excluding any information therein provided by Challenger, as to which Global make no representation) will be prepared in accordance with generally accepted accounting principles in Canada (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of Global’s independent accounts, or (ii) in the case of unaudited interim financial statements, to the extent they may not include footnotes or may be condensed or summary statements) and will present fairly the financial position, results of operations and changes in financial position of Global as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments).

(p)                                 The corporate records and minute books of Global have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects.

(q)                                 Except as set forth or specifically reflected in any document disclosed in writing to Challenger prior to the date hereof or in the Global Public Documents, there is no claim, action, proceeding or investigation pending or, to the knowledge of Global, threatened against or relating to Global or affecting any of their respective properties or assets before any court or governmental or regulatory authority or body that, if adversely determined, is likely to have a Material Adverse Effect on Global or its subsidiaries, taken as a whole, or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Amalgamation, nor is

Global aware of any basis of any such claim, action, proceeding or investigation. Global is not subject to any outstanding order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect on Global or any of its subsidiaries, taken as a whole, or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Amalgamation.

(r)                                    All offers and sales of securities in the capital of Global have been made in compliance with Applicable Laws.

(s)                                  Global currently carries on no business, other than the pursuit of completion of the transactions contemplated by this Agreement.

(t)                                    The head office of Global is located at 306, 908 — 17th Avenue SW, Calgary, Alberta, T2T 0A5. The registered office is located at 3300, 421 — 7th Avenue S.W., Calgary, Alberta.

(u)                                 The execution, delivery and performance of this Agreement do not and will not result in the restriction of Global from engaging in its business or from competing with any person or in any geographical area and do not and will not result in a Material Adverse Effect on its business or trigger or cause to arise any rights of any person under any contract or arrangement to restrict any of the foregoing from engaging in the business currently carried on by Global.

(v)                                 The board of directors of Global has determined that the Amalgamation and the Change of Business are fair to the Global Shareholders, that the Amalgamation and the Change of Business are in the best interests of Global and the Global Shareholders, has unanimously approved the Amalgamation and the Change of Business and the entering into of this Agreement and will unanimously recommend that Global Shareholders vote in favour of the Amalgamation and the Change of Business.

(w)                               No securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Global, and Global is not in default of any requirement of Applicable Laws where any such default would have any Material Adverse Effect on Global.

(x)                                   The information and statements set forth in the Global Public Documents were true, correct and complete and did not contain any misrepresentations, as of their respective dates, no material change has occurred in relation to Global which is not disclosed in such public record, and Global has not filed any confidential material change reports which continue to be confidential.

(y)                                 All information relating to Global provided by Global to Challenger for inclusion in the Information Circular shall be true and complete in all material respects and shall not contain any misrepresentation.

ARTICLE 8
CHALLENGER’S COVENANTS

8.1                                                                                 Challenger covenants and agrees that, until the Closing or the termination of this Agreement, unless Global shall otherwise agree in writing, except as required by law or as otherwise expressly permitted or specifically contemplated by this Agreement:

(a)                                  the business of Challenger and other entities controlled by Challenger shall be conducted only in, and Challenger shall not take any action except in, the usual and ordinary course of business and consistent with past practice, and Challenger shall use all commercially reasonable efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships;

(b)                                 other than pursuant to commitments entered into by Challenger prior to the date of this Agreement and which have been disclosed to Global in writing, Challenger shall not, directly or indirectly, do any of the following (i) sell, pledge, dispose of or encumber any assets; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or, make any investment either by purchase of shares or securities, contributions of capital, property transfer, or, except in the ordinary course of business, purchase of any property or assets of any other individual or entity, (iii) incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, except in the ordinary course of business; (iv) except for Employee Obligations if any, payable on the completion of the Amalgamation, pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice, of liabilities reflected or reserved against in its financial statements or incurred in the ordinary course of business consistent with past practice; (v) authorize, recommend or propose any release or relinquishment of any material contract right other than in the ordinary course of business, consistent with past practice; (vi) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business, consistent with past practice; (vii) other than as contemplated by this Agreement, the Farm-out Agreement, the Participation Agreement and the Trinidad Farm-out Agreement, incur any expenditures in excess of $50,000; or (viii) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(c)                                  Challenger shall use its reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(d)                                 Challenger shall:

(i)                                     use its reasonable commercial efforts, to preserve intact its business organizations and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business relationships with it;

(ii)                                  not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect;

(iii)                               promptly notify Global orally and in writing of any Material Adverse Change in respect of Challenger and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); and

(iv)                              confer, prior to taking action (other than in emergency situations) with Global with respect to all material operational matters involved in its business;

(e)                                  Challenger shall not create any new Employee Obligations other than as agreed between the parties, Challenger shall not grant to any officer, director or employee an increase in compensation in any form, grant any general salary increase other than in accordance with the requirements of any existing collective bargaining or union contracts, grant to any other employee any increase in compensation in any form other than routine increases in the ordinary course of business consistent with past practices, make any loan to any officer, director or employee, or take any action with respect to the grant of any severance or termination pay (other than as contemplated herein or as agreed to by Global, acting reasonably) arising from the Amalgamation or a change of control of Challenger, or enter into any employment agreement with, any person, or increase any benefits payable under its current severance or termination pay policies;

(f)                                    Challenger shall not adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangements or agreements;

(g)                                 Challenger shall not enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 8.1, except as specifically permitted in this Section 8.1, without the prior consent of Global;

(h)                                 it will make available and cause to be made available to Global, its agents and advisors, as Global may reasonably request, all documents and agreements (including without limitation, any correspondence between Challenger and its advisors or any governmental body and all minute books) and access to Challenger’s premises, records, computer systems and employees in any way relating to or affecting the business of Challenger, or the business, operations, prospects, affairs or financial status of Challenger and such other documents or agreements as may be necessary to enable Global to verify the truth of the representations and warranties of Challenger herein and compliance by Challenger with the terms and conditions hereof, except where Challenger is contractually precluded from making such document or agreement available, and cooperate with Global in securing access for Global to any such documentation not in the possession or under the control of Challenger;

(i)                                     it will not disclose to any person, other than officers, directors and key employees and professional advisors of Challenger, any confidential information relating to Global except information disclosed in the Information Circular, required to be disclosed by law or otherwise known to the public;

(j)                                     it will not take any action that would render, or that may reasonably be expected to render, any representation or warranty made by Challenger in this Agreement untrue at any time prior to the Effective Time;

(k)                                  it will make other necessary filings and applications under applicable Canadian federal and provincial laws and regulations required on the part of Challenger in connection with the transactions contemplated herein and take all reasonable commercial action necessary to be in compliance with such laws and regulations;

(l)                                     it will promptly advise Global of the number of Challenger Shares for which Challenger has received notices of dissent or written objections to the Amalgamation and will provide Global with copies of such notices or written objections; and

(m)                               it will conduct its affairs so that all of Challenger representations and warranties contained herein, in so far as the accuracy of such representations and warranties constitute a condition of closing under Section 4.1 shall be true and correct on and as of the date of Closing as if made thereon.

ARTICLE 9
GLOBAL’S COVENANTS

9.1                                                                                 Global covenants and agrees that until the Closing or the termination of this Agreement, whichever is the earlier:

(a)                                  the business of Global, shall be conducted only in, and Global shall not take any action except in, the usual and ordinary course of business and consistent with past practice, and Global shall use all commercially reasonable efforts to maintain and preserve its business organization, assets, employees and advantageous business relationships;

(b)                                 other than pursuant to commitments entered into by Global prior to the date of this Agreement and which have been disclosed to Challenger in writing, Global shall not, directly or indirectly, do any of the following (i) sell, pledge, dispose of or encumber any assets; (ii) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or, make any investment either by purchase of shares or securities, contributions of capital, property transfer, or, except in the ordinary course of business, purchase of any property or assets of any other individual or entity, (iii) incur any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances, except in the ordinary course of business; (iv) except for Employee Obligations if any payable on the completion of the Amalgamation, pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice, of liabilities reflected or reserved against in its financial statements or incurred in the ordinary course of business consistent with past practice; (v) authorize, recommend or propose any release or relinquishment of any material contract right other than in the ordinary course of business, consistent with past practice; (vi) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business, consistent with past practice; (vii) other than as contemplated by this Agreement, incur any capital expenditures in excess of $50,000; or (viii) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(c)                                  Global shall not create any new Employee Obligations other than as agreed between the parties, Global shall not grant to any officer, director or employee an increase in compensation in any form, grant any general salary increase other than in accordance with the requirements of any existing collective bargaining or union contracts, grant to any other employee any increase in compensation in any form other than routine increases in the ordinary course of business consistent with past practices, make any loan to any officer, director or employee, or take any action with respect to the grant of any severance or termination pay (other than as contemplated herein or as agreed to by Challenger, acting reasonably) arising from the Amalgamation or a change of control of Global, or enter into any employment agreement with, any person, or increase any benefits payable under its current severance or termination pay policies;

(d)                                 Global shall not adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with the law or with respect to existing provisions of any such plans, programs, arrangements or agreements;

(e)                                  it will not take any action that would render, or that may reasonably be expected to render, any representation or warranty made by Global in this Agreement untrue at any time prior to the Effective Time;

(f)                                    it will promptly advise Challenger of the number of Global Shares for which Global has received notices of dissent or written objections to the Amalgamation and will provide Challenger with copies of such notices or written objections;

(g)                                 Global will:

(i)                                     use its reasonable commercial efforts to fulfil or cause the fulfilment of the conditions set forth in Sections 3.1 and 5.1 as soon as reasonably possible to the extent the fulfilment of the same is within the control of Global;

(ii)                                  use its reasonable commercial efforts, to preserve intact its business organizations and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, agents, distributors, customers and others having business relationships with it;

(iii)                               not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect; and

(iv)                              promptly notify the Challenger orally and in writing of any Material Adverse Change in respect of Global and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(h)                                 it will make available and cause to be made available to Challenger, its agents and advisors, as Challenger may reasonably request, all documents and agreements (including without limitation, any correspondence between Global and its advisors or any governmental body and all minute books) and access to Global’s premises, records, computer systems and employees in any way relating to or affecting the business of Global, or the business, operations, prospects, affairs or financial status of Global and such other documents or agreements as may be necessary to enable Challenger to verify the truth of the representations and warranties of Global herein and compliance by Global with the terms and conditions hereof, except where Global is contractually precluded from making such document or agreement available, and cooperate with Challenger in securing access for Challenger to any such documentation not in the possession or under the control of Global;

(i)                                     except for proxies and other non-substantive communications with securityholders, Global will furnish promptly to Challenger a copy of each notice, report, schedule or other document delivered, filed or received by Global in connection with (i) the Amalgamation and the Change of Business, (ii) the Global Meeting, (iii) any filings under Applicable Laws, and (iv) any dealings with regulatory agencies in connection with the transactions contemplated herein;

(j)                                     will make all other necessary filings and applications under applicable federal, provincial and state laws and regulations in Canada required on the part of Global in connection with the transactions contemplated herein and take all reasonable commercial action necessary to be in compliance with such laws and regulations; and

(k)                                  will conduct its affairs so that all of Global’s representations and warranties contained herein, insofar as the accuracy of such representations and warranties constitute a condition of closing under Subsection 3.1(a), shall be true and correct on and as of the Effective Date as if made thereon.

ARTICLE 10
MUTUAL COVENANTS

10.1                                                                           Challenger and Global each mutually covenant and agree that until the Closing or the termination of this Agreement, whichever is the earlier, neither Global nor Challenger shall, from the date hereof to and including the earlier of the Closing Date and the termination of this Agreement, solicit, initiate, or encourage proposals or offers from any person, entity or group in connection with: (i) the acquisition by such person, entity or group of all or substantially all of the issued and outstanding Challenger Shares or Global Shares, as applicable, or securities convertible or exchangeable into Challenger Shares or Global Shares, as applicable, (ii) any amalgamation, merger or sale of all or substantially all of the assets of Challenger or Global, or any of their respective subsidiaries; (iii) any take-over bid or other similar business combination involving Challenger or Global, or any of their respective subsidiaries; or (iv) an issuance of any securities of Challenger or Global;

10.2                                                                           In addition, Challenger and Global each mutually covenant and agree that until the Closing Date or the Termination of this Agreement, whichever is earlier:

(a)                                  Challenger and Global will each convene the Meetings and distribute copies of this Agreement (or a written summary thereof prepared jointly by Challenger and Global);

(b)                                 Challenger and Global will each solicit proxies to be voted at the Meetings in favour of the Amalgamation and the Change of Business, as applicable; and

(c)                                  Challenger and Global will each conduct the Meetings in accordance with their respective bylaws and any instrument governing such Meetings, as applicable, and as otherwise required by law.

10.3                                                                           Challenger and Global will prepare file and distribute to the Challenger Shareholders and Global Shareholders, respectively, in a timely and expeditious manner, the Information Circular, and any amendments or supplements to the Information Circular, all as required by Applicable Laws, in all jurisdictions where the same is required complying in all material respects with all applicable legal requirements on the date of issue thereof;

10.4                                                                           Global and Challenger will include in the Information Circular the unanimous recommendation of the board of directors of Challenger and Global that the Challenger Shareholders and Global Shareholders vote in favour of the Amalgamation, and in the case of the Global Shareholders the Amalgamation and the Change of Business;

10.5                                                                           Except for proxies and other non-substantive communications with securityholders, Challenger and Global will each furnish promptly to the other a copy of each notice, report, schedule or other document delivered, filed or received by Challenger or Global in connection with (i) the Amalgamation and the Change of Business, (ii) the Meeting, (iii) any filings under Applicable Laws, and (iv) any dealings with regulatory agencies in connection with the transactions contemplated herein;

10.6                                                                           Challenger and Global agree that all currently outstanding Challenger Warrants and Challenger Options or other convertible securities shall rollover to become Amalco Warrants or Amalco Options or other convertible securities, respectively, having regard for the 1 to 1 exchange ratio set forth in Article 14.1 herein.

10.7                                                                           Challenger and Global agree that in conjunction with the Closing, Challenger will be permitted to nominate those individuals who will comprise the board of directors and management of Amalco on a going-forward basis as set out in Section 12.2 herein.

ARTICLE 11
AMALGAMATION

11.1                                                                           Challenger and Global hereby agree to amalgamate pursuant to the provisions of the ABCA and to continue as one corporation on the terms and conditions set forth in this Agreement.

11.2                                                                           On the Effective Date, subject to the ABCA and the specific terms and provisions of this Agreement:

(a)                                  the amalgamation of Challenger and Global and their continuation as one corporation, Amalco, under the terms and conditions prescribed in this Agreement shall be effective;

(b)                                 the property of each of Challenger and Global shall continue to be the property of Amalco;

(c)                                  Amalco shall continue to be liable for the obligations of each of Challenger and Global;

(d)                                 any existing cause of action, claim or liability to prosecution with respect to either or both of Challenger or Global shall be unaffected;

(e)                                  any civil, criminal or administrative action or proceeding pending by or against Challenger or Global may be continued to be prosecuted by or against Amalco; and

(f)                                    any conviction against, or ruling, order or judgment in favour of or against, Challenger or Global may be enforced by or against Amalco.

ARTICLE 12
AMALCO

12.1                                                                           Certain provisions applicable to Amalco:

(a)                                  The name of Amalco shall be “Challenger Energy Corp.”;

(b)                                 The registered office of Amalco shall be located at Burnet, Duckworth & Palmer LLP, 1400, 350 — 7th Ave. S.W., Calgary, Alberta T2P 3N9;

(c)                                  Amalco shall be authorized to issue an unlimited number of common shares as well as an unlimited number of first and second preferred shares, which shall have the rights, privileges, restrictions and conditions set forth in the Articles of Amalgamation;

(d)                                 The minimum number of directors of Amalco shall be three (3) and the maximum number of directors of Amalco shall be eleven (11);

(e)                                  There shall be no restrictions on the right to transfer any shares of Amalco as set forth in the Articles of Amalgamation; and

(f)                                    There shall be no restriction on the business that Amalco may carry on.

12.2                                                                           Amalco Directors

(a)                                  The first directors of Amalco, all of whom are resident Canadians, shall be the persons whose names and addresses appear below:

Name	Address

Greg Noval	P.O. Box 447 Turner Valley, Alberta T0L 2A0

Neil MacKenzie	1577 – 73rd Street SW Calgary, Alberta T3H 3X1

Jim Brown	PMB 339 109B, 5095 Napilihau Street, Lahaina, Hawaii 96761

Joe Chatoor	18 Goodwood Ridge, Goodwood Park, Trinidad & Tobago

Mike Hibberd	24226 Aspen Drive Calgary, Alberta T3R 1A4

(b)                                 The first directors of Amalco shall hold office until the first annual meeting of the shareholders of Amalco or until their successors are duly elected or appointed.

12.3                                                                           Certificates

On the Effective Date:

(a)                                  upon surrender to the Depositary of the certificates representing Challenger Shares held by the Challenger Shareholders, other than Dissenting Shareholders, the registered holders of Challenger Shares shall be entitled to receive one (1) Amalco Share for every one (1) Challenger Share, as set forth in Article 14 of this Agreement;

(b)                                 upon surrender of the certificates representing the Global Shares held by Global Shareholders, other than Dissenting Shareholders, the registered holders of Global Shares shall be entitled to receive one (1) Amalco Share for every one (1) Global Share, as set forth in Article 14 of this Agreement;

(c)                                  each outstanding convertible security of Challenger will be exchanged for a comparable convertible security of Amalco, having regard for the 1 to 1 exchange ratio set forth above;

(d)                                 fractional Amalco Shares will not be issued to holders of Global Shares or Challenger Shares. Where the exchange ratio would have less result in the holder of Global Shares or Challenger Shares being entitled to receive a fractional Amalco Share, such holder will be entitled to receive the next greater whole number of Amalco Shares. In calculating such fractional interest, all shares held be a beneficial holder shall be aggregated; and

(e)                                  the share certificates evidencing Challenger Shares or Global Shares shall cease to represent any claim upon or interest in Challenger or Global or Amalco other than the right of the holder to receive, pursuant to the terms hereof and the Amalgamation, Common Shares in accordance with Article 14 hereof.

12.4                                                                           The first auditors of Amalco shall be Meyers Norris Penny LLP, Chartered Accountants, Calgary, Alberta, which shall hold office until the first annual meeting of Amalco following the Amalgamation or until their successors are elected or appointed.

12.5                                                                           Amalco shall adopt new by-laws on terms mutually agreed between Challenger and Global, acting reasonably.

ARTICLE 13
ARTICLES OF AMALGAMATION

13.1                                                                           Challenger and Global hereby agree that the articles of amalgamation of Amalco shall be the Articles of Amalgamation.

13.2                                                                           Subject to the provisions hereof, Challenger and Global will jointly file, with the Director, the Articles of Amalgamation of Amalco and such other documents as may be required by the Act to give effect to the Amalgamation as contemplated herein on the Closing Date.

ARTICLE 14
EFFECT OF THE AMALGAMATION

14.1                                                                           Subject to Section 14.2 hereof, on the Effective Date:

(a)                                  each Challenger Shareholder, other than Dissenting Shareholders, shall receive one (1) Amalco Common Share for each one (1) Challenger Share held by such Challenger Shareholder;

(b)                                 each Global Shareholder, other than Dissenting Shareholders, shall receive one (1) Amalco Common Share for each one (1) Global Share held by such Global Shareholder;

(c)                                  each outstanding convertible security of Global and Challenger will be exchanged for a comparable convertible security of Amalco, having regard for the exchange ratios set forth above;

(d)                                 fractional Amalco Shares will not be issued to holders of Global Shares or Challenger Shares. Where the exchange ratio would have less result in the holder of Global Shares or Challenger Shares being entitled to receive a fractional Amalco Share, such holder will be entitled to receive the next greater whole number of Amalco Shares. In calculating such fractional interest, all shares held by a beneficial holder shall be aggregated; and

(e)                                  notwithstanding the provisions of this Article 14, all Challenger Shares and Global Shares held by or on behalf of Challenger or Global immediately prior to the Closing Time on the Effective Date and pursuant to the Amalgamation shall be cancelled without reimbursement to Challenger or Global for the capital represented by such Challenger Shares or Global Shares.

14.2                                                                           On the Effective Date:

(a)                                  the registers of transfer for the Challenger Shares and Global Shares shall be closed;

(b)                                 subject to Section 14.1, the registered holders of Challenger Shares and Global Shares shall cease to be holders of Challenger Shares or Global Shares, respectively.

ARTICLE 15
TERMINATION

15.1                                                                           Notwithstanding any other rights contained herein, either Global or Challenger may terminate this Agreement upon notice to the other party:

(a)                                  if the Amalgamation has not become effective on or before November 30, 2005, or such other date as may be agreed to by Challenger and Global;

(b)                                 in the event that the board of directors of Challenger or of Global changes, withdraws or modifies its recommendation to Challenger Shareholders and Global Shareholders, respectively, to vote in favour of the Amalgamation; or

(c)                                  upon any other circumstances hereunder that give rise to a termination of this agreement by Global or Challenger, including those set forth in Sections 3.1, 4.1 and 5.1 hereof.

15.2                                                                           The exercise by any party of any right of termination hereunder shall be without prejudice to any other remedy available to such party.

ARTICLE 16
ADDITIONAL AGREEMENTS

16.1                                                                           Subject to the termination of this Agreement as provided in Article 15, the Closing will take place at the offices of Burnet, Duckworth & Palmer LLP on the Closing Date and at a time to be mutually agreed upon by the parties, which date shall be no later than the first business day after all conditions to Closing set forth herein shall have been satisfied or waived, unless another place, time and date is mutually selected by Global and Challenger. Each of Global and Challenger hereby agree to use their reasonable best efforts to cause their respective legal counsel to render opinions, dated as of the Effective Date, in respect of such matters related to the transactions contemplated by this Agreement and the Amalgamation as may be reasonably requested by the other party. Concurrently with the Closing, the Amalgamation will be filed with the Director under the CBCA.

16.2                                                                           Provided all other conditions of this Agreement have been satisfied or waived, Challenger shall, on the Effective Date, file Articles of Amalgamation pursuant to Section 184 of the CBCA to give effect to the Amalgamation.

16.3                                                                           Global agrees that all rights to indemnification existing in favour of the present or former directors and officers of Challenger (as such) or present or former directors and officers (as such) of Challenger serving or who served at Challenger’s request as a director, officer, employee, agent or representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (each such present or former director or officer of Challenger an “Indemnified Party”), as provided by contract or in Challenger’s charter or bylaws in effect as of the date hereof with respect to matters occurring prior to the Effective Date, shall survive and shall continue in full force and effect and without modification for a period of not less than the statutes of limitations applicable to such matters.

ARTICLE 17
AMENDMENT

17.1                                                                           Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby which writing expressly refers to this Agreement and the operation of the provisions of Article 17.1. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may be amended by the parties hereto at any time before or after approval of the Challenger Shareholders but, after such approval, no amendment will be made which by Applicable Laws requires the further approval of the Challenger Shareholders without obtaining such further approval.

ARTICLE 18
COSTS

18.1                         Except as contemplated in the Amalgamation and herein, Challenger covenants and agrees to bear the reasonable costs and expenses in connection with the transactions contemplated hereby.

ARTICLE 19
DISCLOSURE

19.1                         Upon execution of this Agreement, the parties hereto shall issue a joint press release which announces that the parties hereto have entered into a formal agreement providing for the implementation of the Amalgamation. No party hereto shall disclose, by press release, any aspect of the transactions contemplated hereby, without prior written consent of the other party. Notwithstanding the foregoing, if either party is required by law or administrative regulation to make any disclosure relating to the transactions contemplated herein, such disclosure may be made, but that party will inform, to the extent reasonably feasible, the other party as to the wording of such disclosure prior to its being made.

ARTICLE 20
MISCELLANEOUS

20.1                         Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party to any other party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by hand delivery addressed to the party to whom the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day and, if not, the next succeeding business day) if actually received prior to 4:00 p.m. at the point of delivery and if sent by facsimile transmission be deemed to have been given and received at the time of receipt unless actually received after 4:00 p.m. at the point of delivery in which case it shall be deemed to have been given and received on the next business day. The address for service of each of the parties hereto shall be as follows:

if to Challenger:

Challenger Energy Corp.

3300, 400 – 3rd Avenue S.W.

Calgary, Alberta

T2P 4H2

Telecopier No.:     (403) 503-8811

Attention:              Neil Mackenzie

with a copy to:

Burnet, Duckworth & Palmer LLP

Suite 1400, 350 – 7th Avenue S.W.

Calgary, Alberta

T2P 3N9

Telecopier No.:     (403) 260-0337

Attention:              J.G. (Jeff) Lawson

if to Global:

Global Express Energy Inc.

306, 908 – 17th Avenue SW

Calgary, Alberta

T2T 0A5

Telecopier No.:     (403) 234-9978

Attention:              John Mackay

with a copy to:

McCarthy Tetrault LLP

3300, 421 – 7th Avenue S.W.

Calgary, Alberta

T2P 4K9

Telecopier No.:     (403) 260-3501

Attention:              David Phillips

20.2                         Time shall be of the essence in this Agreement.

20.3                         This Agreement, which includes the Exhibits and Schedules hereto between Global and Challenger and any other documents referred to herein or contemplated hereby (a) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder (except that
Article 16.3 is for the benefit of Challenger’s directors and officers and is intended to confer rights on such persons); and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

20.4                         If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(a)           the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(b)           the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

20.5                         Each party hereto shall, from time to time, and at all times hereafter, at the request of the other party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

20.6                         This Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Alberta and Applicable Laws of Canada but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of Alberta. Each party hereto hereby irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of Alberta in respect of all matters arising under or in relation to this Agreement.

20.7                         This Agreement may be executed in identical counterparts, each of which is and is hereby conclusively deemed to be an original, including any counterpart transmitted by facsimile, and counterparts collectively are to be conclusively deemed one instrument.

20.8                         No waiver by any party hereto shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

20.9                         This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement may not be assigned by any party hereto without the prior consent of the other party hereto.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

GLOBAL EXPRESS ENERGY INC.

Per:	/s/ John Mackay

CHALLENGER ENERGY CORP.

Per:	/s/ Neil Mackenzie

EXHIBIT 1
ARTICLES OF AMALGAMATION

Industry Canada	Industrie Canada	FORMULE 9
STATUTS DE FUSION
Canada Business	Loi canadienne sur les	(ARTICLE 185)
Corporations Act	sociétés par actions

FORM 9

ARTICLES OF AMALGAMATION
(SECTION 185)

1 – Name of the Amalgamated Corporation	Dénomination sociale de la société issue de la fusion

CHALLENGER ENERGY CORP.
2 – The province or territory in Canada where the registered office is to be situated	La province ou ie territoire au Canada où se situera le siége social
Alberta
3 – The classes and any maximum number of shares that the corporation is authorized to issue	Catégories et tout nombre maximal d’actions que la société est authorisée à émettre
See Schedule “A” attached hereto.
4 – Restrictions, if any, on share transfers	Restrictions sur le transfert des actions, s’il y a lieu
None
5 – Number (or minimum and maximum number) of directors	Nombre (ou nombre minimal et maximal) d’administrateurs
Not less than three (3) directors and not more than eleven (11) directors.
6 – Restrictions, if any, on business the corporation may carry on	Limites imposées á l’activité commerciale de la société, s’il y a lieu
None
7 – Other provisions, if any	Autres dispositions, s’il y a lieu
See Schedule “B” attached hereto.
8 – The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows:	La fusion a été approuvée en accord avec l’article ou le paragraphe de la Loi indiqué ci-après.
☒ 183 ☐ 184(1) ☐ 184(2)

9 – Name of the amalgamating corporations Dénomination sociale des sociétés fusionnantes	Corporation No. N’ de la société	Signature	Date	Title Titre	Tel. No. N’ de tél.

Global Express Energy Inc.	206916777
Challenger Energy Corp.	626967-2

FOR DEPARTMENTAL USE ONLY - [ILLEGIBLE]

IC 3190 (2003/06)

SCHEDULE “A”

The authorized capital of the Corporation shall consist of an unlimited number of Common Shares, First Preferred Shares and Second Preferred Shares, which classes of shares, shall have attached thereto the rights, privileges, restrictions and conditions as set forth below:

Common Shares

1. Voting Rights

The holders of Common Shares shall be entitled to notice of, to attend and to one vote per share held at any meeting of the shareholders of the Corporation (other than meetings of a class or series of shares of the Corporation other than the Common Shares as such).

2. Dividends

The holders of Common Shares shall be entitled to receive dividends as and when declared by the Board of Directors of the Corporation on the Common Shares as a class, subject to prior satisfaction of all preferential rights to dividends attached to all shares of other classes of shares of the Corporation ranking in priority to the Common Shares in respect of dividends and the Board of Directors shall be entitled to declare dividends in favour of the holders of other classes of shares at different times or at the same time but in different amounts as dividends declared in favour of the holders of the Common Shares or in favour of the holders of the Common Shares at different times or at the same time but in different amounts as dividends declared in favour of the holders of the other classes of shares.

3. Liquidation

The holders of Common Shares shall be entitled in the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, and subject to prior satisfaction of all preferential rights to return of capital on dissolution attached to all shares of other classes of shares of the Corporation ranking in priority to the Common Shares in respect of return of capital on dissolution, to share rateably, together with the Non-Voting Common Shares and with the holders of shares of any other class of shares of the Corporation ranking equally with the Common Shares in respect of return of capital, in such assets of the Corporation as are available for distribution.

First Preferred Shares

1.             The First Preferred Shares may at any time or from time to time be issued in one or more series. Before any shares of a particular series are issued, the Directors of the Corporation shall, by resolution, fix the number of shares that will form such series and shall, subject to the limitations set out herein, by resolution fix the designation, rights, privileges, restrictions and conditions to be attached to the First Preferred Shares of such series, including, but without in any way limiting or restricting the generality of the foregoing, the rate, amount or method of calculation of dividends thereon, the time and place of payment of dividends, the consideration for and the terms and conditions of any purchase for cancellation, retraction or redemption thereof, conversion or exchange rights (if any), and whether into or for securities of the Corporation or otherwise, the voting rights attached thereto (if any), the terms and conditions of any share purchase or retirement plan or sinking fund, and restrictions on the payment of dividends on any shares other than First Preferred Shares or payment in respect of capital on any shares in the capital of the Corporation or creation or issue of debt or equity securities; the whole subject to filing with the Director (as defined in the Canada Business Corporations Act or successor legislation thereto) of Articles of Amendment setting forth a description of such series including the designation, rights, privileges, restrictions and conditions attached to the shares of such series.

2.             Notwithstanding paragraph 1, the Directors of the Corporation may at any time or from time to time change the rights, privileges, restrictions and conditions attached to unissued shares of any series of First Preferred Shares, subject to filing with the Director (as defined in the Canada Business Corporations Act) of Articles of Amendment setting forth the changes in rights, privileges, restrictions and conditions attached to the shares of such series.

3.             The First Preferred Shares of each series shall rank on a parity with the First Preferred Shares of every other series with respect to accumulated dividends and return of capital. The First Preferred Shares shall be entitled to a preference over the Second Preferred Shares and the Common Shares and over any other shares of the Corporation ranking junior to the First Preferred Shares with respect to priority in the payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.   If any cumulative dividends or amounts payable on a return of capital are not paid in full, the First Preferred Shares of all series shall participate rateably in respect of such dividends, including accumulations, if any, in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full; provided, however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the First Preferred Shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment in satisfaction of claims in respect of dividends.   The First Preferred Shares of any series may also be given such other preferences not inconsistent with paragraphs 1 through 5 hereof over the Second Preferred Shares and the Common Shares and any other shares ranking junior to the First Preferred Shares as may be determined in the case of each such series of First Preferred Shares.

4.             The rights, privileges, restrictions and conditions attaching to the First Preferred Shares as a class may be added to, changed or removed but only with the approval of the holders of the First Preferred Shares given as herein specified.

5.             The rights, privileges, restrictions and conditions attaching to the First Preferred Shares as a class as provided herein and as may be provided from time to time may be repealed, altered, modified, amended or amplified or otherwise varied only with the sanction of the holders of the First Preferred Shares given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution passed by the affirmative vote of a least two-thirds of the votes cast at a meeting of holders of First Preferred Shares duly called for such purpose and held upon at least twenty- one (21) days’ notice at which a quorum is present comprising at least two persons present, holding or representing by proxy at least twenty (20%) per cent of the outstanding First Preferred Shares.   If any such quorum is not present within half an hour after the time appointed for the meeting, then the meeting shall be adjourned to a date being not less than fifteen (15) days later and at such time and place as may be appointed by the chairman and at such meeting a quorum will consist of that number of shareholders present in person or represented by proxy, The formalities to be observed with respect to the giving of notice of any such meeting or adjourned meeting and the conduct thereof shall be those which may from time to time be prescribed in the by laws of the Corporation with respect to meetings of shareholders. On every vote taken at every such meeting or adjourned meeting each holder of a First Preferred Share shall be entitled to one (1) vote in respect of each one ($1) dollar of stated value of First Preferred Shares held.

Second Preferred Shares

1.             The Second Preferred Shares may at any time or from time to time be issued in one or more series. Before any shares of a particular series are issued, the Directors of the Corporation shall, by resolution, fix the number of shares that will form such series and shall, subject to the limitations set out herein, by resolution fix the designation, rights, privileges, restrictions and conditions to be attached to the Second Preferred Shares of such series, including, but without in any way limiting or restricting the generality of the foregoing, the rate, amount or method of calculation of dividends thereon, the time and place of payment of dividends, the consideration for and the terms and conditions of any purchase for cancellation, retraction or redemption thereof, conversion or exchange rights (if any), and whether into or for securities of the Corporation or otherwise, the voting rights attached thereto (if any), the terms and conditions of any share purchase or retirement plan or sinking fund, and restrictions on the payment of dividends on any shares other than Second Preferred Shares or payment in respect of capital on any shares in the capital of the Corporation or creation or issue of debt or equity securities; the whole subject to filing with the Director (as defined in the Canada Business Corporations Act or successor legislation thereto) of Articles of Amendment setting forth a description of such series including the designation, rights, privileges, restrictions and conditions attached to the shares of such series.

2.             Notwithstanding paragraph 1, the Directors of the Corporation may at any time or from time to time change the rights, privileges, restrictions and conditions attached to unissued shares of any series of Second Preferred Shares, subject to filing with the Director (as defined in the Canada Business Corporations Act) of Articles of Amendment setting forth the changes in rights, privileges, restrictions and conditions attached to the shares of such series.

3.             The Second Preferred Shares of each series shall rank on a parity with the Second Preferred Shares of every other series with respect to accumulated dividends and return of capital.   The Second Preferred Shares shall be entitled to a preference over the Common Shares and over any other shares of the Corporation ranking junior to the Second Preferred Shares with respect to priority in the payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs. If any cumulative dividends or amounts payable on a return of capital are not paid in full, the Second Preferred Shares of all series shall participate rateably in respect of such dividends, including accumulations, if any, in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full; provided, however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the Second Preferred Shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment in satisfaction of claims in respect of dividends.   The Second Preferred Shares of any series may also be given such other preferences not inconsistent with paragraphs 1 through 5 hereof over the Common Shares, and any other shares ranking junior to the Second Preferred Shares as may be determined in the case of each such series of Second Preferred Shares.

4.             The rights, privileges, restrictions and conditions attaching to the Second Preferred Shares as a class may be added to, changed or removed but only with the approval of the holders of the Second Preferred Shares given as herein specified.

5.             The rights, privileges, restrictions and conditions attaching to the Second Preferred Shares as a class as provided herein and as may be provided from time to time may be repealed, altered, modified, amended or amplified or otherwise varied only with the sanction of the holders of the Second Preferred

Shares given in such a manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of holders of Second Preferred Shares duly called for such purpose and held upon at least twenty one (21) days’ notice at which a quorum is present comprising at least two persons present, holding or representing by proxy at least twenty (20%) per cent of the outstanding Second Preferred Shares. If any such quorum is not present within half an hour after the time appointed for the meeting, then the meeting shall be adjourned to a date being not less than fifteen (15) days later and at such time and place as may be appointed by the chairman and at such meeting a quorum will consist of that number of shareholders present in person or represented by proxy. The formalities to be observed with respect to the giving of notice of any such meeting or adjourned meeting and the conduct thereof shall be those which may from time to time be prescribed in the by-laws of the Corporation with respect to meetings of shareholders. On every vote taken at every such meeting or adjourned meeting each holder of a Second Preferred Share shall be entitled to one (1) vote in respect of each one ($1) dollar of stated value of Second Preferred Shares held.

SCHEDULE “B”

(a)           The directors of the corporation may, without authorization of the shareholders:

(i)            borrow money on the credit of the Corporation;

(ii)           issue, reissue, sell or pledge debt obligations of the Corporation;

(iii)          subject to the Canada Business Corporations Act, give a guarantee on behalf of the Corporation to secure performance of an obligation of any person, and;

(iv)          mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

(a)           The directors may, by resolution, delegate the powers referred to in Subsection (a) hereof to a director, a committee of directors or an officer.

(b)           The directors may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last annual general meeting of the Corporation.

(c)           Meetings of the shareholders may be held at any place within Canada that the directors may determine.